Exhibit 10.1

EXECUTION COPY

FUNDS WITHHELD COINSURANCE AND MODIFIED COINSURANCE
AGREEMENT

(MYGA BUSINESS)

between

IRONBOUND REINSURANCE COMPANY LIMITED

and

AMERICAN LIFE & SECURITY CORP.

effective as of July 25, 2019

Treaty Number 001

(continued)

i

(continued)

ii

(continued)

Schedules
I.	Policy Forms and Riders
II.	Policy Expenses
III.	Initial ModCo Assets and Funds Withheld Assets
IV.	Permitted Ex-Gratia Payments
V.	Determination of Crediting Rate / Ceding Commission
VI.	§1.848-2(g)(8) Election
VII.	Determination of Cede Commission
VIII.	Allocation Percentage
IX.	Reinsured Policies issued prior to the Effective Date

Exhibits
A.	Form of Monthly Accounting Report
A (1). - Form of ModCo Deposit Monthly Accounting Report
A (2). - Form of Funds Withheld Monthly Accounting Report

B.	Trust Agreement

iii

FUNDS WITHHELD COINSURANCE AND MODIFIED COINSURANCE
AGREEMENT

(MYGA BUSINESS)

This FUNDS WITHHELD COINSURANCE and MODIFIED COINSURANCE AGREEMENT (this “Agreement”), effective as of July 25, 2019 (the “Effective Date”), is made by and between American Life & Security Corp., an insurance company organized under the laws of the State of Nebraska (the “Ceding Company”) and Ironbound Reinsurance Company Limited, a reinsurance company organized under the laws of Barbados (the “Reinsurer”).

W I T N E S S E T H:

WHEREAS, subject to the terms, conditions and limitations contained herein, the Ceding Company desires to cede, on a funds withheld coinsurance and modified coinsurance basis, and the Reinsurer desires to accept, an initial ninety-five (95%) quota share of certain liabilities with respect to certain MYGA business of the Ceding Company (the “Reinsurance Treaty”);

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Ceding Company and the Reinsurer hereby agree as follows:

ARTICLE I
GENERAL PROVISIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“3rd Party Actuary” shall initially mean a member of the Academy of Actuaries that meets the Academy of Actuaries Qualifications Standards for issuing an actuarial opinion related to the matters of this agreement to be mutually agreed-upon by the parties no later than 30 days following the Initial Settlement Date but may be replaced by the Ceding Company with the consent of the Reinsurer (such consent not to be unreasonably withheld).

“Accounts” shall mean collectively the ModCo Deposit and the Funds Withheld Account, each one an “Account.”

“Account Adjustment” shall mean a payment made pursuant to Section 7.03(b).

“Accounts Balance” shall mean the aggregate of book value the ModCo Deposit Balance and Funds Withheld Account Balance, as of any date of determination, as such book value is determined in accordance with Nebraska SAP.

“Accounts Required Reserves” shall mean Accounts Required Reserves-Funds Withheld plus Accounts Required Reserves-ModCo, as of any date of determination.

“Accounts Required Reserves-Funds Withheld” shall mean an amount equal to the Quota Share of the Net Statutory Reserves times the Fund Withheld Allocation Percentage plus the IMR for assets included in the Funds Withheld Account, as of any date of determination.

“Accounts Required Reserves-ModCo” shall mean an amount equal to the Quota Share of the Net Statutory Reserves times the ModCo Allocation Percentage plus the IMR for assets included in the ModCo Deposit, as of any date of determination.

“ACL RBC Ratio” means the ratio, as of the date of determination, of the Reinsurer’s “total adjusted capital” over its “authorized control level risk-based capital”, as such terms are defined and prescribed by requirements promulgated by the National Association of Insurance Commissioners and regulations adopted by the insurance regulatory authority in the Reinsurer’s country of domicile, which are in effect as of such date, calculated as of the end of each calendar quarter, and using reserving methodologies and asset classifications that are in accordance with generally accepted statutory accounting principles and practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authority in the Reinsurer’s state of domicile, consistently applied, throughout the specified period and in the immediately prior comparable period; provided, the following modifications to the calculation shall be made: (i) no bond factor multiple will be applied, (ii) no additional charges shall be applied for the top 10 exposures and (iii) in the event that the Ceding Company satisfies cash flow testing, the resulting determination shall apply to the Company; provided further that in the event there is a material change in the factors and formulae prescribed by the insurance regulatory authority in the Reinsurer’s state of domicile with respect to the components of and methodologies contained in such calculation, the parties shall amend this Agreement to incorporate an alternate calculation that is reasonably equivalent to the components of and methodologies contained in the calculation of the Reinsurer’s ACL RBC Ratio in effect as of the Effective Date within thirty (30) calendar days after the implementation of such change, and if the parties cannot agree on any such alternative, the Reinsurer shall continue to calculate its ACL RBC Ratio as if such material change had not occurred.

“Action” shall mean (a) any civil, criminal or administrative action, suit, claim, litigation, arbitration or similar proceeding, in each case, before a Governmental Entity, or (b) any investigation or written inquiry by a Governmental Entity other than any examination by a taxing authority, including a tax audit.

“Affiliate” shall mean, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, and the term “Affiliated” shall have a correlative meaning. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. For the avoidance of doubt, the Ceding Company and the Reinsurer shall not be deemed “Affiliates” for purposes of this Agreement.

“Agreement” shall have the meaning specified in the Preamble hereto.

“Allocation Percentage” shall mean the percentages set forth in Schedule VIII for the ModCo Deposit and the Funds Withheld Account.

“Authorized Representative” shall have the meaning specified in Section 14.01(a)(i).

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by Law to close in New York, New York or Barbados.

“Ceding Commission” shall mean the percentage initially as set forth on Schedule VII, as may be amended by mutual agreement of the parties from time to time.

“Ceding Company” shall have the meaning specified in the Preamble hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Covered Business” shall have the meaning specified in Section 2.01(b)(i).

“Crediting Rate” shall the percentage initially as set forth on Schedule V and thereafter any other percentage determined based on the procedures set forth on Schedule V from time to time.

“Custodian” shall have the meaning specified in Section 8.01.

“Effective Date” shall have the meaning specified in the Preamble hereto.

“Excluded Liabilities” shall mean without duplication (a) all Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations, (b) any liabilities resulting from any change to the terms of any Reinsured Policy after the Effective Date, unless such change is required by applicable Law or by the express terms of the Reinsured Policies, or has been approved in writing in advance by the Reinsurer, (c) any ex gratia payments made by the Ceding Company (i.e., payments the Ceding Company is not required to make under the terms of the Reinsured Policies) unless such payment has been approved in writing in advance by the Reinsurer, or is set forth in Schedule IV.

“Extra-Contractual Obligations” shall mean any and all costs, expenses, damages, liabilities or obligations of any kind or nature which arise out of, result from or relate to any act or omission, whether or not in bad faith, intentional, willful, negligent, reckless, careless or otherwise, in connection with a Reinsured Policy, and which are not contractually covered by the terms and conditions of the Reinsured Policy.

“Factual Information” shall have the meaning specified in Section 16.01(d).

“Fair Market Value” means with respect to any asset, and as of any date of determination, the price that would be received in a sale of such asset in an orderly transaction between market participants at the determination date (the “Price”), determined as: (i) for liquid assets, the Price for such asset as published by a nationally recognized pricing service where such prices are available and (ii) otherwise, the Price for such asset as determined by a qualified independent securities valuation firm, each pricing service or valuation firm to be selected by the Investment Manager with the consent of the Ceding Company, such consent not to be unreasonably withheld, conditioned or delayed. The “fair market value” of any asset shall include any accrued but unpaid interest or dividend on such asset.

“Funds Withheld Account” shall have the meaning specified in Section 8.02(a).

“Funds Withheld Account Balance” shall mean the Statutory Carrying Value of assets in the Funds Withheld Account, as of any date of determination.

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied.

“Governmental Entity” shall mean any foreign, federal, state, local or other governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof or any self-regulatory body or arbitral body or arbitrator.

“Guidelines” shall be as set forth in the Investment Advisory Agreement, as may be amended from time to time.

“IMR” shall mean the interest maintenance reserve relating to the Accounts, determined in accordance with Nebraska SAP, consisting of the after-tax unamortized deferred gains and losses in respect of the assets maintained in the ModCo Deposit and the Funds Withheld Account, as the case may be.

“Initial Settlement Amount” shall have the meaning set forth in Section 3.02.

“Initial Settlement Date” shall mean July 30, 2019.

“Investment Advisory Agreement” shall have the meaning specified in Section 8.04 (as may be amended or supplemented from time to time).

“Investment Manager” shall have the meaning specified in Section 8.04 and in the Investment Advisory Agreement.

“Law” shall mean any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“Loss” or “Losses” shall mean claim payments (including returns and waivers of premium and other adjustments), Loss Adjustment Expenses, and reasonable legal fees and settlements, commissions, general expenses, premium taxes, assessments, filing fees, fines, penalties, in each case, actually incurred by, and as determined by, the Ceding Company in good faith but in any event excluding Extra Contractual Obligations other than Reinsurer Extra Contractual Obligations.

“Loss Adjustment Expenses” shall mean loss adjustment expenses incurred in investigating, processing and settling losses that can be attributed to specific claims, including payments to outside vendors, such as lawyers and independent claim adjusters.

“Minimum Limit” as set forth in Schedule V.

“ModCo Deposit” shall have the meaning specified in Section 8.01(a).

“ModCo Deposit Balance” shall mean the Statutory Carrying Value of assets in the ModCo Deposit, as of any date of determination.

“Monthly Accounting Period” shall have the meaning specified in Section 7.01(a).

“Monthly Settlement” shall mean the making of all payments and adjustments specified in Section 7.03, including, without limitation, Account Adjustments and Reinsurer Top-Up Payments.

“Nebraska SAP” shall mean the statutory accounting principles and practices prescribed or permitted for Nebraska domiciled life insurance companies by the Nebraska Department of Insurance, or, if different, of the state of domicile of the Ceding Company, consistently applied.

“Net Statutory Reserves” shall mean the statutory reserves of the Ceding Company in respect of the Reinsured Policies, which shall be calculated in good faith in accordance with Nebraska SAP and determined in a manner consistent with the Ceding Company’s historical practices; provided, however, that Net Statutory Reserves shall not include (a) any asset valuation reserves (as used in connection with Nebraska SAP) established by the Ceding Company, (b) any interest maintenance reserves (as used in connection with Nebraska SAP) established by the Ceding Company or (c) any other reserve not directly attributable to specific Reinsured Policies. Notwithstanding the foregoing, “Net Statutory Reserves” shall include applicable “Asset Adequacy Reserves” as may be required by Nebraska statute from time to time. “Asset Adequacy Reserves” shall be determined in good faith and consistent with the Ceding Company’s historical practices by the Ceding Company's actuary as of the prior year end based on the Ceding Company's asset adequacy testing, provided the Covered Business and the Reinsured Block shall be tested together in isolation from Ceding Company's other blocks.

“Non-Guaranteed Elements” means any crediting rate not determined based on the procedures set forth on Schedule V, any renewal crediting rate, renewal Death Benefit Rider or additional renewal term with respect to any Reinsured Policy. For the avoidance of doubt, a “Non-Guaranteed Element” does not include any initial term of a Reinsured Policy, including the initial crediting rate and interest bonus credit.

“Non-Public Personal Information” shall have the meaning specified in Section 17.10.

“Permits” shall mean any licenses, certificates of authority or other similar certificates, registrations, franchises, permits, approvals or other similar authorizations issued to a Person by a Governmental Entity.

“Permitted Assets” shall mean any asset which: (i) is a permitted asset under applicable Law, (ii) is an admitted asset of the Ceding Company under the applicable Laws of the State of Nebraska and (iii) is permitted under the Investment Guidelines set forth in the Investment Advisory Agreement, and (iv) solely with respect to the Accounts, is a permissible asset to provide credit for reinsurance with respect to the ModCo Deposit or Funds Withheld Account (as the case may be) under Nebraska SAP.

“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.

“Policy Expenses” shall have the meaning specified in Section 5.01.

“Proprietary Information” shall have the meaning specified in Section 17.10(a).

“Quota Share” shall initially mean ninety five percent (95%), which may be adjusted from time to time by the Ceding Company, with respect to new business hereunder, on 30 days’ written notice to the Reinsurer but to not less than thirty percent (30%) subject to Schedule V, at any time that the Minimum Limit is not attained, and at all times in accordance with the terms of this Agreement.

“Recapture Effective Date” shall mean the date on which the liability of the Reinsurer with respect to all of the Reinsured Liabilities is terminated pursuant to Section 11.02 or the effective date of the rejection of this Agreement by any Receiver or of a recapture in full.

“Reallocation Payment” shall mean a payment made pursuant to Section 7.03(a)(iii).

“Receiver” shall have the meaning specified in Section 11.03(a).

“Reinsurance Premiums” shall mean the Quota Share of the premiums, policy loan principal and interest payments, and other fees, amounts, payments, and collections received by the Ceding Company with respect to the Reinsured Policies.

“Reinsured Block” shall have the meaning specified in Section 2.01(b)(ii).

“Reinsured Liabilities” shall mean the Quota Share of (a) Losses and liabilities of the Ceding Company with respect to the Reinsured Policies, (b) the Reinsurer Extra-Contractual Obligations divided by the applicable Quota Share, (c) liabilities with respect to premium taxes payable by the Ceding Company to the extent relating to premiums with respect to the Reinsured Policies and (d) trail commissions payable to producers with respect to the Reinsured Policies and other commissions payable with respect to premiums received by the Ceding Company after the Effective Date and paid to the Reinsurer; provided, that in no event shall “Reinsured Liabilities” include any Excluded Liabilities.

“Reinsured Policies” shall mean all insurance policies of the Ceding Company hereunder, written on the policy forms that are listed on Schedule I and in force on the Effective Date, and policies entered into after the Effective Date and ceded in accordance with the provisions of this Agreement (including without limitation Schedule V) and including any riders that are listed on Schedule I and any amendments or endorsements attached thereto as of the Effective Date.

“Reinsurer” shall have the meaning specified in the Preamble hereto.

“Reinsurer Extra-Contractual Obligations” shall mean Extra-Contractual Obligations relating to the Reinsured Policies to the extent caused by, arising from or related to any act of, or failure to act by, the Reinsurer or any of its Affiliates following the Effective Date.

“Reinsurer Top-Up Payment” shall have the meaning specified in Section 7.03(c).

“Statutory Carrying Value” shall mean, with respect to any asset, as of the relevant date of determination, the carrying value amount permitted to be carried by the Ceding Company as an admitted asset consistent with Nebraska SAP in its statutory financial statements.

“Terminal Accounting Report” shall have the meaning specified in Section 11.03(a).

“Treasury Regulations” shall mean all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.

“Trust Account” shall have the meaning specified in Section 8.03 and attached as Exhibit B.

“Trust Investment Advisory Agreement” shall have the meaning specified in Section 8.04 (as may be amended or supplemented from time to time).

Section 1.02 Other Definitional Provisions.

(a) For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits to this Agreement, unless otherwise indicated.

(b) Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c) The term “including” means “including but not limited to.”

(d) Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders and vice versa.

(e) The Schedules and Exhibits hereto are hereby incorporated by reference into the body of this Agreement.

(f) All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles and Sections and Subsections and Paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(g) All terms defined in this Agreement shall have the defined meaning when used in any Schedule, Exhibit, certificate, report or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

(h) Any reference to an agreement, statute, regulation or rule is to the same as amended from time to time, and at any time.

ARTICLE II
COVERAGE

Section 2.01 Scope and Basis of Reinsurance.

(a) This Agreement shall be effective as of 12:00:01 a.m. Eastern Time on the Effective Date.

(b) Cession:

(i) Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Ceding Company shall automatically cede, and the Reinsurer shall automatically reinsure, on a funds withheld coinsurance and a modified coinsurance basis, respectively based on the Allocation Percentage, the Reinsured Liabilities (the “Covered Business”).

(ii) Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Ceding Company shall cede, and the Reinsurer shall reinsure, on a funds withheld coinsurance and a modified coinsurance basis, respectively based on the Allocation Percentage, the Reinsured Policies issued prior to the Effective Date specified in Schedule IX (the “Reinsured Block”).

(c) Subject to the terms, conditions and limits of this Agreement (including the exclusion from coverage of Excluded Liabilities), the Reinsurer shall follow the fortunes of the Ceding Company, and to that end the Reinsurer’s liability for the Reinsured Policies shall be identical to that of the Ceding Company and shall be subject to the same risks, terms, conditions, interpretations, waivers, modifications, alterations and cancellations to which the Ceding Company is subject with respect to the Reinsured Policies, subject in each case to the Ceding Company’s duty to adhere to its obligations pursuant to Article X.

(d) Notwithstanding anything to the contrary herein, the Reinsurer shall not be liable for any Excluded Liabilities.

Section 2.02 Policy Changes.

(a) The Ceding Company shall not, without the prior written consent of the Reinsurer, terminate, amend, modify or waive any provision or provisions of the Reinsured Policies, except to the extent required by applicable Law or the express terms of the Reinsured Policies.

(b) Any such terminations, amendments, modifications or waivers made without the prior written consent of the Reinsurer shall be disregarded for purposes of this Agreement, and the reinsurance with respect to the affected Reinsured Policy will continue as if such termination, amendment, modification or waiver had not been made.

Section 2.03 Reinstatement of Surrendered Policies. If a Reinsured Policy that has been surrendered (other than in connection with a surrender upon maturity) is reinstated according to its terms and the Ceding Company’s reinstatement policies, the Reinsurer will, upon notification, automatically reinstate the reinsurance with respect to such Reinsured Policy; provided, that, to the extent that the reinstatement of such Reinsured Policy requires payment of premiums in arrears or reimbursement of claims paid, the Ceding Company shall pay to the Reinsurer all Reinsurance Premiums in arrears and Reinsurer shall pay all reimbursements of Reinsured Liabilities paid on such Reinsured Policy.

Section 2.04 Misstatement of Fact. In the event of a change in the amount payable under a Reinsured Policy due to a misstatement of fact, the Reinsurer’s liability with respect to such Reinsured Policy will change proportionately. Such Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and such other terms based on the correct facts, and the proper adjustment for the difference in Reinsurance Premiums, without interest, will be made.

Section 2.05 Non-Guaranteed Elements. The Ceding Company will be responsible for determining the Non-Guaranteed Elements of the Reinsured Policies in good faith and consistent with its standard business practices; provided, that the Reinsurer shall be permitted to provide recommendations regarding the Non-Guaranteed Elements and, to the extent such recommendations comply with applicable Law, generally accepted actuarial standards of practice, the terms of the Reinsured Policies and the Ceding Company’s internal policies, the Ceding Company shall not unreasonably take any actions that contravene such recommendations and shall promptly incorporate such recommendations. If the Ceding Company fails to adhere to such recommendations in any material respect, then the Ceding Company shall promptly notify the Reinsurer in writing of such failure. Crediting Rates shall be subject to Section 2.06 exclusively and not to this Section 2.05.

Section 2.06 Crediting Rates. The Ceding Company and the Reinsurer have established the initial Crediting Rate as of the Initial Settlement Date (as set forth on Schedule V), and on any date of determination thereafter, the Crediting Rate shall be set as set forth based on the procedures in Schedule V.

Section 2.07 Programs of Internal Replacement. The Ceding Company shall not solicit, or allow any of its Affiliates to solicit, directly or indirectly, policy holders of the Reinsured Policies in connection with any program of internal replacement without the prior written consent of the Reinsurer. The term “program of internal replacement” means any program sponsored or supported by the Ceding Company or any of its Affiliates that is offered to a class of policy owners and in which a Reinsured Policy or a portion of a Reinsured Policy is exchanged for another policy that is written by the Ceding Company or any Affiliate of the Ceding Company or any successor or assignee of any of them.

Section 2.08 Conservation Program. Upon the request of the Reinsurer, the Ceding Company shall reasonably cooperate and work with the Reinsurer in good faith to develop and implement a conservation program with respect to the Reinsured Policies.

Section 2.09 RESERVED

Section 2.10 Interest Maintenance Reserve. The Ceding Company and the Reinsurer agree that the IMR shall be ceded to the Reinsurer and maintained in the ModCo Deposit and/or Funds Withheld Account (as the case may be). The IMR shall be calculated by the Ceding Company in good faith in accordance with Nebraska SAP and shall be consistent with the IMR reported on the Ceding Company’s most recent statutory financial statement.

Section 2.11 Valuation of Liabilities. The Ceding Company shall calculate the Net Statutory Reserves with respect to the Reinsured Policies in good faith in accordance with Nebraska SAP and determined in a manner consistent with the Ceding Company’s historical practices; provided, that, the Ceding Company shall provide the Reinsurer supporting information promptly upon request and in the event there is a disagreement with respect to the calculation, the Dispute Resolution procedures herein shall be applied.

Section 2.12 Credit For Reinsurance. In the event the Ceding Company does not receive credit for reinsurance in its statutory financial statements for the Reinsured Liabilities, the parties shall amend this Agreement and take such commercially reasonable actions as are required to provide the Ceding Company with full credit for the reinsurance ceded hereunder.

Section 2.13 ModCo Reserves Allocation The Ceding Company shall retain a proportional amount of reserves related to the Reinsured Liabilities equal to the Accounts Required Reserves-ModCo.

ARTICLE III
REINSURANCE PREMIUMS

Section 3.01 Reinsurance Premiums. The payment of Reinsurance Premiums is a condition precedent to the liability of the Reinsurer under this Agreement. All Reinsurance Premiums shall be payable in accordance with this Section on the Initial Settlement Date and in accordance with Section 7.03.

Section 3.02 Initial Settlement Amount.

(a) On the Initial Settlement Date, the Ceding Company shall transfer to the Funds Withheld Account and/or the ModCo Deposit (in accordance with the Allocation Percentage) an amount equal to $[Redacted] (the “Initial Settlement Amount”) calculated based on the line items set forth in Schedule III-A, as agreed upon the parties in good faith on the Covered Business and the Reinsured Block

(b) A list of the assets to be deposited in the ModCo Deposit and the Funds Withheld Account in payment of the Initial Settlement Amount shall be provided in the form set forth on Schedule III-B attached hereto.

ARTICLE IV
CEDING COMMISSION

Section 4.01 Ceding Commission. The Reinsurer shall pay to the Ceding Company the Ceding Commission (as adjusted from to time on the terms set forth in this Agreement) on all Reinsurance Premiums paid to the Reinsurer (including on the Initial Settlement Date).

ARTICLE V
ADMINISTRATION FEE

Section 5.01 Policy Expenses. The Reinsurer shall pay the ceding company an administrative expense fee (“Policy Expenses”) to cover the cost of providing all administrative and other services necessary or appropriate in connection with the administration and distribution (including the product development fee) of the Reinsured Policies and the Reinsured Liabilities, determined in accordance with Schedule II attached hereto.

(a) With respect to the Reinsured Block. the Reinsurer shall pay Policy Expenses on the Initial Settlement Date for Policy Expenses that were incurred prior to the Effective Date and on a monthly basis for Policy Expenses incurred after the Effective Date.

(b) With respect to Covered Business, the Reinsurer shall pay the Policy Expenses on a monthly basis.

(c) Policy Expenses shall be payable by the Reinsurer to the ceding company in accordance with Section 7.03.

ARTICLE VI
REINSURED LIABILITIES

Section 6.01 Reinsured Liabilities. Subject to Sections 6.02 and 6.03, the Reinsurer shall pay to the Ceding Company all Losses on Reinsured Liabilities.

Section 6.02 Claims Settlement.

(a) Subject to Section 6.02(b) and 6.03, the Ceding Company shall be responsible for the settlement of claims with respect to the Reinsured Liabilities in accordance with Article X, applicable Law and the terms and conditions of the Reinsured Policies.

(b) The Ceding Company shall notify the Reinsurer in writing if the Ceding Company determines that a claim for payment under a Reinsured Policy either requires investigation or should be contested or denied. The Reinsurer and the Ceding Company shall consult in good faith regarding the disposition of any such claim. The Reinsurer may, but shall not be required to, recommend to the Ceding Company how to handle such claim. In the event of any disagreement between the Ceding Company and the Reinsurer as to the validity or amount of such a claim, the Ceding Company shall have final authority over the disposition of such claim.

Section 6.03 Recoveries. Subject to Section 6.02(b), if the Ceding Company obtains any recoveries in respect of a claim with respect to the Reinsured Liabilities paid by it in accordance with the terms of any Reinsured Policy, the Ceding Company shall promptly pay to the Reinsurer such recoveries (“Recoveries”).

ARTICLE VII
REPORTING AND SETTLEMENTS

Section 7.01 Ceding Company Reporting.

(a) Within five (5) Business Days of the Initial Settlement Date and within five (5) Business Days following the end of each calendar month following the Initial Settlement Date, the Ceding Company shall deliver to the Reinsurer a monthly accounting report (a “Monthly Accounting Report”) substantially in the form set forth in Exhibit A for such calendar month (a “Monthly Accounting Period”). The parties shall from time to time amend Exhibit A as necessary to appropriately effectuate the terms and conditions of this Agreement and to ensure the accounting and settlements made hereunder are correctly computed. The net amount due as set forth in such Monthly Accounting Report shall be due within three (3) Business Days following the date of delivery of such Monthly Accounting Report.

(b) Within ten (10) Business Days following the end of each calendar quarter and any Recapture Effective Date, the Ceding Company shall deliver to the Reinsurer a report setting forth the IMR as of the end of such calendar quarter or such Recapture Effective Date, as applicable.

(c) Within five (5) Business Days following the end of each Monthly Accounting Period or Recapture Effective Date, the Ceding Company shall deliver to the Reinsurer, as of the end of such Monthly Accounting Period or the Recapture Effective Date, as applicable, a report of the Reinsured Policies in the form as mutually agreed by the parties.

(d) The Ceding Company shall deliver to the Reinsurer, as of the end of such Monthly Accounting Period or the Recapture Effective Date, as applicable, within five (5) Business Days following the end of each Monthly Accounting Period or the Recapture Effective Date, an investment accounting report of the assets held in the Funds Withheld Account, the ModCo Deposit and the Trust Account which shall include the holdings, Statutory Carrying Value, and such other information agreed to by the parties in each case, on a CUSIP level.

(e) The Ceding Company shall deliver to the Reinsurer: (i) within five (5) Business Days following the filing of the Ceding Company’s unaudited annual statement with the Nebraska Department of Insurance but no later than March 20 of each year, a copy of such unaudited annual statement; (ii) within five (5) Business Days of the filing of the Ceding Company’s audited annual statutory financial statements with the Nebraska Department of Insurance but no later than June 20 of each year, a copy of such annual statutory financial statements; and (iii) within five (5) Business Days following the filing of the Ceding Company’s unaudited quarterly statutory financial statements with the Nebraska Department of Insurance but no later than sixty (60) calendar days following the end of each calendar quarter, a copy of such unaudited quarterly statutory financial statements.

(f) Upon request, the Ceding Company will, within a reasonable timeframe, promptly provide the Reinsurer with any additional information related to the Reinsured Policies reasonably available to the Ceding Company and not reasonably available to the Reinsurer which the Reinsurer requires in order to complete its financial statements or is otherwise required to comply with regulatory requirements. The Reinsurer will identify and communicate any such requests to the Ceding Company sufficiently in advance of any required deadlines such that the applicable information and timing for the provision thereof can be mutually agreed by the parties.

Section 7.02 Reinsurer Reporting.

(a) The Reinsurer shall deliver to the Ceding Company: (i) within five (5) Business Days of the filing of the Reinsurer’s audited annual financial statements with the Barbados Financial Services Commission but no later than June 20 of each year, a copy of such annual financial statements; (ii) within fifteen (15) Business Days following the end of each calendar quarter a calculation of its ACL RBC Ratio, and (iii) within five (5) Business Days following the filing of the Reinsurer’s unaudited quarterly financial statements with the Barbados Financial Services Commission but no later than sixty (60) calendar days following the end of each calendar quarter, a copy of such unaudited quarterly financial statements.

(b) Upon request, the Reinsurer will, within a reasonable timeframe, provide the Ceding Company with any additional information related to the Reinsured Policies available to the Reinsurer and not reasonably available to the Ceding Company which the Ceding Company reasonably requires in order to complete its financial statements or is otherwise required to comply with regulatory requirements (if any). The Ceding Company will identify and communicate any such requests to the Reinsurer sufficiently in advance of any required deadlines such that the applicable information and timing for the provision thereof can be mutually agreed by the parties.

Section 7.03 Settlements & Adjustments.

(a) Following the Initial Settlement Date, there shall be an adjustment to the Accounts based on the following:

(i) Investment Performance; Transfers. On a monthly basis, the Funds Withheld Account Balance and the ModCo Deposit Balance, as determined as of the end of the immediately preceding Monthly Accounting Period shall be:

(A) increased by the amount of any increase in Statutory Carrying Value of the investments in the applicable Account and any transfers from the Trust Account as set forth in 7.03(b)(i); and

(B) decreased by the amount of any reductions in Statutory Carrying Value of the investments in the applicable Account and any transfers to the Trust Account as set forth in 7.03(b)(ii).

(ii) Additional Premiums and Other Recoveries. On a weekly basis, the Ceding Company shall deliver into the Accounts the Reinsurance Premiums and Recoveries received in connection with the Covered Business and Reinsured Block (allocation between the Funds Withheld Account and the ModCo Deposit shall be in accordance with the Allocation Percentage) and each of the Funds Withheld Account Balance and the ModCo Deposit Balance, as the case may be, shall be increased by such allocation of Reinsurance Premiums and Recoveries.

(iii) Reallocation Payments. On any day that the Allocation Percentage changes, the Ceding Company may reallocate funds between the Accounts by making a transfer from one Account to the other and such reallocation shall be reflected in the Funds Withheld Account Balance and the ModCo Deposit Balance.

(iv) Payments due from Reinsurer. On any day the Ceding Company may apply funds from the Accounts to pay amounts due from Reinsurer and as such the Accounts Balance will be decreased by an amount equal to any payments due from the Reinsurer to the Ceding Company hereunder, such deductions to be allocated between the Accounts according to the Allocation Percentage. All such deductions will be effectuated in cash or by the liquidation of assets (at the direction of the Investment Manager) in the applicable Account(s) into cash (in the event there is insufficient cash in the account) in an amount sufficient to pay all amounts owed by the Reinsurer to the Ceding Company and the transfer of such cash to the Ceding Company in settlement of the payments due from the Reinsurer to the Ceding Company.

(b) As of the end of each Monthly Accounting Period three (3) Business Days following the delivery of each Monthly Accounting Report:

(i) Ceding Company Withdrawals from Trust Account.

(A) In the event the Accounts Required Reserves-Fund Withheld is greater than the Funds Withheld Account Balance, the absolute value of such amount shall be withdrawn from the Trust Account by the Ceding Company (in accordance with the terms of the Trust Agreement) and deposited into the Funds Withheld Account. Any assets other than cash that are withdrawn from the Trust Account and deposited into the Funds Withheld Account must satisfy clause (iv) of the definition of Permitted Asset and shall be valued according to Fair Market Value.

(B) In the event the Accounts Required Reserves-ModCo is greater than the ModCo Deposit Balance, the absolute value of such amount shall be withdrawn from the Trust Account by the Ceding Company (in accordance with the terms of the Trust Agreement) and deposited into the ModCo Deposit. Any assets other than cash that are withdrawn from the Trust Account and deposited into the ModCo Deposit must satisfy clause (iv) of the definition of Permitted Asset and shall be valued according to Fair Market Value.

(ii) Over-Funding of Accounts Balance.

(A) In the event the Funds Withheld Account Balance is greater than the Accounts Required Reserves-Funds Withheld, the absolute value of such difference shall be paid to the Trust Account at the direction of the Reinsurer; provided any payment made hereunder in assets other than cash shall be at the Fair Market Value of such asset.

(B) In the event the ModCo Deposit Balance is greater than the Accounts Required Reserves-ModCo, the absolute value of such difference shall be paid to the Trust Account at the direction of the Reinsurer; provided any payment made hereunder in assets other than cash shall be at the Fair Market Value of such asset.

(c) Reinsurer’s Top-Up Obligation.

In the event there are insufficient funds in the Trust Account to pay an amount required to be withdrawn under clause 7.03(b)(i) above, the Reinsurer shall pay the amount of such insufficiency to the Ceding Company promptly and in any event, within 15 Business Days to the account or accounts designated by the Ceding Company; provided however in the event the Reinsurer disputes any determinations made by the Ceding Company, then the Reinsurer shall pay the full amount until the calculation is re-determined by the 3rd Party Actuary and the determinations of the 3rd Party Actuary shall be conclusive absent manifest error (any such payment by the Reinsurer under this Section 7.03(c) a “Reinsurer Top-Up Payment”).

(d) Other.

(i) The Reinsurer may at any time withdraw amounts from the Trust Account in accordance with Section 8.03 and the terms of the Trust Agreement.

(ii) Except as otherwise set forth herein, any amount due under this Agreement shall be paid by wire transfer of immediately available funds to the account or accounts designated by the recipient thereof.

ARTICLE VIII
THE MODCO DEPOSIT, THE FUNDS
WITHHELD ACCOUNT, THE TRUST ACCOUNT, AND INVESTMENT ADVISORY
AGREEMENT

Section 8.01 ModCo Deposit.

(a) Prior to the Initial Settlement Date, the Ceding Company shall establish a modified coinsurance account (the “ModCo Deposit”) to hold the modified coinsurance deposit on the books and records of the Ceding Company, which shall consist of a custody account established by the Ceding Company with Wells Fargo Bank N.A. (as custodian of such custody account, the “Custodian”).

(b) The ModCo Deposit and the assets maintained therein will be owned and maintained by the Ceding Company and will be used exclusively for the purposes set forth in this Agreement. The assets maintained in the ModCo Deposit shall be invested by the Investment Manager and consist only of Permitted Assets, and the Permitted Assets shall be valued, for the purposes of this Agreement, according to their Statutory Carrying Value.

(c) Notwithstanding any other provision hereof, assets held in the ModCo Deposit may be withdrawn by the Ceding Company at any time and shall be utilized and applied by the Ceding Company or any of its successors in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only in accordance with Section 7.03.

(d) Determinations of statutory impairments of assets maintained in the ModCo Deposit shall be made by the Ceding Company and shall be (i) based upon the statutory rules and guidelines and the impairment policy used by the Ceding Company and its auditors for purposes of calculating statutory impairments reflected in the Ceding Company’s statutory financial statements and (ii) subject to consultation between the Investment Manager, the Reinsurer and the Ceding Company. The Ceding Company shall promptly notify the Reinsurer in writing if the Ceding Company determines that any assets maintained in the ModCo Deposit have become impaired for purposes of determining Statutory Carrying Value. Such notice shall describe any such assets, the reason for the impairment and the effect on Statutory Carrying Value of such assets.

(e) The Ceding Company shall bear the administrative costs and expenses related to the establishment and maintenance of the ModCo Deposit, including the fees of the Custodian to the extent relating to the ModCo Deposit.

(f) The performance of the assets maintained in the ModCo Deposit, including of all investment income paid or accrued, investment gains or losses, defaults and/or statutory impairments, will inure to the sole benefit or cost of the Reinsurer.

Section 8.02 Funds Withheld Account.

(a) Prior to the Initial Settlement Date, the Ceding Company shall establish a funds withheld account (the “Funds Withheld Account”) to secure the payment liability of the Reinsurer on the books and records of the Ceding Company, which shall consist of a custody account established by the Ceding Company with the Custodian.

(b) The Funds Withheld Account and the assets maintained therein will be owned and maintained by the Ceding Company and will be used exclusively for the purposes set forth in this Agreement. The assets maintained in the Funds Withheld Account shall be invested by the Investment Manager and consist only of Permitted Assets, and the Permitted Assets shall be valued, for the purposes of this Agreement, according to their Statutory Carrying Value.

(c) Notwithstanding any other provision hereof, assets held in the Funds Withheld Account may be withdrawn by the Ceding Company at any time and shall be utilized and applied by the Ceding Company or any of its successors in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only in accordance with Section 7.03.

(d) Determinations of statutory impairments of assets maintained in the Funds Withheld Account shall be made by the Ceding Company and shall be (i) based upon the statutory rules and guidelines and the impairment policy used by the Ceding Company and its auditors for purposes of calculating statutory impairments reflected in the Ceding Company’s statutory financial statements and (ii) subject to consultation between the Investment Manager, the Reinsurer and the Ceding Company. The Ceding Company shall promptly notify the Reinsurer in writing if the Ceding Company determines that any assets maintained in the Funds Withheld Account have become impaired for purposes of determining Statutory Carrying Value. Such notice shall describe any such assets, the reason for the impairment and the effect on Statutory Carrying Value of such assets.

(e) The Ceding Company shall bear the administrative costs and expenses related to the establishment and maintenance of the Funds Withheld Account, including the fees of the Custodian to the extent relating to the Funds Withheld Account.

(f) The performance of the assets maintained in the Funds Withheld Account, including of all investment income paid or accrued, investment gains or losses, defaults and/or statutory impairments, will inure to the sole benefit or cost of the Reinsurer.

Section 8.03 Trust Account.

(a) Prior to the Initial Settlement Date, the Ceding Company and the Reinsurer shall establish a trust account (the “Trust Account”) with the Custodian with the Reinsurer as grantor thereof, and the Ceding Company as beneficiary. The Trust Account shall initially contain certain capital assets of the Reinsurer (which prior to the Initial Settlement Date shall be [Redacted] and such additional amounts as distributed in accordance with Section 7.03.

(b) The Reinsurer expects to contribute additional amounts up to an approximate (aggregate) total of [Redacted]

(c) The assets maintained in the Trust Account shall be invested by the Investment Manager and consist only of Permitted Assets.

(d) Subject to the requirements of the Trust Agreement, assets held in the Trust Account may be withdrawn by the Reinsurer at any time, and from time to time for any lawful purpose, in accordance with the Trust Agreement.

(e) The administrative costs and expenses related to the establishment and maintenance of the Trust Account shall be paid out of the assets of the Trust Account.

(f) The performance of the assets maintained in the Trust Account, including of all investment income paid or accrued, investment gains or losses, defaults and/or statutory impairments, will inure to the sole benefit or cost of the Reinsurer.

(g) The Reinsurer shall be obligated to deposit assets into the Trust Account as required by the Trust Agreement. Assets may be withdrawn from the Trust Account only in accordance with the provisions of the Trust Agreement.

Section 8.04 Investment Advisory Agreement.

(a) Pursuant to an investment management agreement (the “Investment Advisory Agreement”), the Ceding Company shall appoint 1505 Capital LLC as investment manager to provide investment management services with respect to the assets maintained in the ModCo Deposit and the Funds Withheld Account (the “Investment Manager”). The Ceding Company shall not amend, modify or change the terms of the Investment Advisory Agreement, including the Investment Guidelines attached as an exhibit thereto, or remove or replace the Investment Manager without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld. If the Ceding Company and the Reinsurer agree to any amendments, modifications or changes to the investment management agreement, then the Ceding Company shall propose such changes in writing to the Investment Manager in accordance with the terms of the Investment Advisory Agreement. The Ceding Company shall not propose any additional limitations (including with respect to asset allocations) on the assets maintained in the ModCo Deposit or the Funds Withheld Account without the prior written consent of the Reinsurer. In the event that the Investment Manager is removed or resigns, the Ceding Company and the Reinsurer shall mutually agree (in good faith) on a replacement investment manager. The replacement investment manager shall accept its appointment by entering into an investment management agreement in a form acceptable to the Ceding Company and the Reinsurer.

(b) Pursuant to an investment management agreement (the “Trust Investment Advisory Agreement”), the Reinsurer shall appoint the Investment Manager to provide investment management services with respect to the assets maintained in the Trust Account. The Reinsurer shall not amend, modify or change the terms of the Trust Investment Advisory Agreement, including the investment guidelines attached as an exhibit thereto, or remove or replace the Investment Manager without the prior written consent of the Ceding Company, such consent not to be unreasonably withheld. If the Ceding Company and the Reinsurer agree to any amendments, modifications or changes to the investment management agreement, then the Reinsurer shall propose such changes in writing to the Investment Manager in accordance with the terms of the Trust Investment Advisory Agreement. The Reinsurer shall not propose any additional limitations (including with respect to asset allocations) on the assets maintained in the Trust Account without the prior written consent of the Ceding Company. In the event that the Investment Manager is removed or resigns, the Ceding Company and the Reinsurer shall mutually agree (in good faith) on a replacement investment manager. The replacement investment manager shall accept its appointment by entering into an investment management agreement in a form acceptable to the Ceding Company and the Reinsurer.

ARTICLE IX
[RESERVED]

ARTICLE X
ADMINISTRATION

Section 10.01 Policy Administration. The Ceding Company shall provide all required, necessary and appropriate claims, administrative and other services, including reporting under Article VII, with respect to the Reinsured Policies and the Accounts. The Ceding Company shall conduct its administration and claims practices with respect to the Reinsured Policies (a) with a level of skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in similar circumstances, (b) in accordance with applicable Law and the terms of the Reinsured Policies, and (c) in a manner no less favorable to the Reinsurer and the Reinsured Policies than those used by the Ceding Company with respect to other policies of the Ceding Company not reinsured by the Reinsurer hereunder or other hedges of the Ceding Company. The Ceding Company shall not outsource any administrative functions or claims administration to a non-affiliate with respect to the Reinsured Policies or this Agreement without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld. If the Reinsurer consents to any outsourcing of any administrative functions or claims administration with respect to the Reinsured Policies or this Agreement, the Ceding Company shall secure the Reinsurer’s right to audit and inspect the party performing such outsourced services.

Section 10.02 Record-Keeping.

(a) Each of the Ceding Company and Reinsurer shall maintain all records and correspondence for services performed by such party hereunder relating to the Reinsured Policies in accordance with industry standards of insurance record- keeping. In addition, such records shall be made available for examination, audit, and inspection by the other party, or the department of insurance of any jurisdiction within which either the Ceding Company or the Reinsurer operates. The Ceding Company and the Reinsurer further agree that in the event of the termination of this Agreement, any such records in the possession of the Reinsurer shall promptly be duplicated and forwarded to the Ceding Company unless otherwise instructed.

(b) The Ceding Company shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies and the Accounts, including associated documentation, and shall make such documentation available for examination and inspection by the Reinsurer. All reports provided by the Ceding Company pursuant to Article VII shall be prepared in accordance with such system and procedures and shall be consistent with the Ceding Company’s books and records.

ARTICLE XI
TERM AND TERMINATION

Section 11.01 Duration of Agreement. This Agreement shall continue in force until:

(a) Such time as the Ceding Company has no further liabilities or obligations with respect to the Reinsured Liabilities.

(b) The Agreement is terminated as to new business on 30 days prior written notice by either the Ceding Company or the Reinsurer once the premium ceded meets or exceeds the Minimum Limit based on the contributions to the Trust in accordance with Section 8.03(b).

(c) The Agreement is terminated as to new business on 30 days prior written notice by the Ceding Company following the Reinsurer failing to maintain an [Redacted] for three (3) consecutive quarters.

(d) The Agreement is terminated by mutual agreement of the parties.

Section 11.02 Recapture.

(a) Neither party shall be permitted to cause a recapture of the Reinsured Policies except in accordance with this Section 11.02. For the avoidance of doubt, neither party shall be permitted to cause a partial recapture of the Reinsured Policies pursuant to this Section 11.02 other than as set out in 11.02(c).

(b) Recapture for Non-Payment. Either party may cause the Reinsured Policies to be recaptured in full and this Agreement to be terminated as to all Reinsured Policies if the other party fails to pay any amounts due under this Agreement within thirty (30) calendar days following written notice of non-payment from the non-defaulting party. The Ceding Company may cause the Reinsured Policies to be recaptured in full and this Agreement to be terminated as to all Reinsured Policies if the Reinsurer breaches in any material respect any representation, warranty or covenant under this Agreement and fails to cure such breach within thirty (30) days of receipt of written notice thereof.

(c) Recapture of Renewals. The Ceding Company may recapture any Reinsured Policy under this Agreement that is subject to a renewal under its terms; provided the Ceding Company must provide notice to the Reinsurer no later than 10 Business Days prior to the maturity date of each such Reinsured Policy.

(d) Recapture by Ceding Company for Other Material Breach. The Ceding Company may terminate this Agreement and recapture all of the Reinsured Policies in the event the Reinsurer materially breaches this Agreement and fails to substantially cure such material breach within thirty (30) calendar days following written notice thereof from the Ceding Company.

(e) Recapture for Insolvency of Reinsurer. The Ceding Company may terminate this Agreement and recapture all of the Reinsured Policies in the event that the Reinsurer becomes insolvent (as set forth in Article XIV) by promptly providing the Reinsurer or its Authorized Representative with written notice of recapture, to be effective as of the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the termination of this Agreement shall not apply under such circumstances.

Section 11.03 Recapture Payment.

(a) In the event the Reinsured Policies are recaptured in full (including if this Agreement is rejected by any liquidator, receiver, rehabilitator, trustee or similar Person acting on behalf of the Ceding Company (a “Receiver”)), a net accounting and settlement as to any balance due under this Agreement shall be undertaken by the Ceding Company in accordance with Article VII, which calculations shall be as of the Recapture Effective Date. Within ten (10) Business Days following the later of the Recapture Effective Date or becoming aware that a recapture event has occurred, the Ceding Company shall deliver to the Reinsurer a final Monthly Accounting Report starting as of the prior Monthly Accounting Report and ending on the Recapture Effective Date (the “Terminal Accounting Report”), and all amounts required to be paid in connection with the final settlement (including all Account Adjustments and Reinsurer Top-Up Payments) set forth in such Terminal Accounting Report shall be paid in accordance with Section 7.03 as if the Recapture Effective Date were the end of the month. In addition to all amounts required to be paid in connection with the final settlement, the Reinsurer shall pay an amount equal to the Accounts Required Reserves to the Ceding Company, such payment to be effectuated by the Ceding Company retaining assets in the Accounts with an aggregate fair value equal to the Accounts Required Reserves. Following the making of all payments required to be made by the Reinsurer hereunder (including any Account Adjustments and/or Reinsurer Top-Up Payments and the payment of the Accounts Required Reserves to the Ceding Company) any remaining assets in the Accounts or the Trust Account shall be delivered to one or more accounts as directed by the Reinsurer.

(b) Either party’s right to terminate the reinsurance provided hereunder will not prejudice its right to collect amounts owed to it hereunder, including applicable interest as specified in Section 17.02, for the period during which such reinsurance was in force, through and including any notice period.

(c) In the event of a renewal recapture under Section 11.02(c), the Reinsured Liability to such Reinsured Policy shall be extinguished upon the Reinsurer’s settlement of those items in Section 7.03 and the payment of the Quota Share of the Net Statutory Reserves and a pro-rata allocation of the IMR with respect to the recaptured policy (such payment to be effectuated by the Ceding Company retaining assets in the Accounts with an aggregate book value equal to the Net Statutory Reserves and pro-rata allocation of the IMR), and in each case, solely related to such Reinsured Policy.

(d) For the avoidance of doubt, in the event this Agreement terminates for new business pursuant to Section 11.01 Reinsurer shall remain liable for the Reinsured Policies ceded hereunder in accordance with the terms of this Agreement. Reinsurer shall not be liable for any risks arising after the recapture date of any recaptured Reinsured Policies as provided for in Section 11.02.

Section 11.04 Survival. All provisions of this Agreement will survive any termination of this Agreement and recapture of the Reinsured Policies to the extent necessary to carry out the purpose of this Agreement.

ARTICLE XII
ERRORS AND OMISSIONS

Section 12.01 Errors and Omissions. Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement; provided, that, upon discovery, the error shall be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred. In the event a payment is corrected, the party receiving the payment shall be entitled to interest in accordance with Section 17.02. Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses.

ARTICLE XIII
DISPUTE RESOLUTION

Section 13.01 Negotiation.

(a) Within fifteen (15) calendar days after the Reinsurer or the Ceding Company has given the other party written notification of a specific dispute arising out of or relating to this Agreement, each party will appoint a designated officer of its company to attempt to resolve such dispute. The officers will meet at a mutually agreeable time and location as soon as reasonably possible and as often as reasonably necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. Any such meetings may be held by telephone or video conference. The officers will discuss the matter in dispute and will negotiate in good faith without the necessity of formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

(b) If the officers cannot resolve the dispute within thirty (30) calendar days of their first meeting, the dispute will be submitted to formal arbitration pursuant to Section 13.02, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) calendar days.

Section 13.02 Arbitration; Waiver of Trial by Jury.

(a) It is the intention of the Reinsurer and the Ceding Company that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. If the Reinsurer and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, including the validity of this Agreement, and the dispute cannot be resolved through the negotiation process, then the dispute will be finally settled by arbitration in accordance with the provisions of this Section 13.02.

(b) To initiate arbitration, either the Ceding Company or the Reinsurer will notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought.

(c) Any arbitration pursuant to this Section 13.02 will be conducted before a panel of three (3) arbitrators who will be current or former officers of life insurance or reinsurance companies other than officers or directors of the parties to this Agreement, their Affiliates or subsidiaries, or other professionals with experience in life insurance or reinsurance; provided, that such professionals shall not have performed services for either party or its Affiliates within the previous three (3) years. Each of the arbitrators will be familiar with the prevailing customs and practices for reinsurance in the life insurance and reinsurance industry in the United States. Each of the parties will appoint one arbitrator and the two (2) so appointed will select the third arbitrator who shall be independent and impartial. If either party refuses or fails to appoint an arbitrator within sixty (60) calendar days after the other party has given written notice to such party of its arbitrator appointment, the party that has given notice may appoint the second arbitrator. If the two (2) arbitrators do not agree on a third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then the third arbitrator shall be selected by the ARIAS-U.S. Umpire Selection Procedure (available at www.ARIAS-US.org), subject to the arbitrator qualification requirements of this paragraph.

(d) Each arbitration hearing under this Agreement will be held on the date set by the arbitrators at a mutually agreed upon location. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. Notwithstanding Section 17.17, the arbitration and this Section 13.02 shall be governed by Title 9 (Arbitration) of the United States Code.

(e) The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be final and binding on both parties, unless (i) the decision was procured by corruption, fraud or other undue means; (ii) there was evident partiality by an arbitrator or corruption in any of the arbitrators or misconduct prejudicing the rights of any party; or (iii) the arbitrators exceeded their powers. Subject to the preceding sentence, neither party may seek judicial review of the decision of the arbitrators. The arbitrators shall enter an award which shall do justice between the parties and the award shall be supported by written opinion. The parties agree that the federal courts in the State of Nebraska, or the State courts of such State, have jurisdiction to hear any matter relating to compelling arbitration or enforcing the judgment of an arbitral panel, and the parties hereby consent to such jurisdiction. Each party hereby waives, to the fullest extent permitted by Law, any objection it may now or hereafter have to the laying of such venue, or any claim that a proceeding has been brought in an inconvenient forum. In addition, the Ceding Company and the Reinsurer hereby consent to service of process out of such courts at the addresses set forth in Section 17.06.

(f) Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly bear the expense of the third arbitrator.

(g) Waiver of Trial by Jury. THE REINSURER AND THE CEDING COMPANY HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

ARTICLE XIV
INSOLVENCY

Section 14.01 Insolvency.

(a) A party to this Agreement will be deemed “insolvent” when it:

(i) applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (the “Authorized Representative”) of its properties or assets;

(ii) is adjudicated as bankrupt or insolvent;

(iii) files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar Law;

(iv) fails to maintain an [Redacted] of at least of 250 for three (3) consecutive quarters, or

(v) becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

(vi) In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.

(b) Insolvency of the Ceding Company. In the event of the insolvency, liquidation or rehabilitation of the Ceding Company or the appointment of a liquidator, receiver or statutory successor of the Ceding Company, the reinsurance coverage provided hereunder shall be payable by the Reinsurer directly to the Ceding Company or to its liquidator, receiver or statutory successor except (1) when the contract or other written agreement specifically provides another payee of such reinsurance in the event of the insolvency of the ceding insurer or (2) when the assuming insurer, with the consent of the direct insured, has assumed such policy obligations of the ceding insurer as direct obligations of the assuming insurer to the payees under such policies and in substitution for the obligations of the ceding insurer to such payees, on the basis of the liability of the Ceding Company for the Reinsured Liabilities without diminution because of such insolvency, liquidation, rehabilitation or appointment or because such liquidator, receiver or statutory successor has failed to pay any claims or any portion thereof. In any such event, the reinsurance being provided hereunder shall be payable immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or by any liquidator, receiver or statutory successor. In any such event, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency of each claim against the Ceding Company with respect to such Reinsured Liabilities within a reasonable time after each such claim is filed in the insolvency, liquidation or rehabilitation proceeding. During the pendency of any such claims, the Reinsurer may, at its own expense, investigate such claim and interpose in the proceeding in which such claim is to be adjudicated any defense or defenses that the Reinsurer may reasonably deem available to the Ceding Company or its liquidator, receiver or statutory successor. For the avoidance of doubt, the Reinsurer will be liable only for benefits reinsured as benefits become due under the terms of the Reinsured Policies and will not be or become liable for any amounts or reserves to be held by the Ceding Company as to the Reinsured Policies or for any damages or payments resulting from the termination or restructuring of the Reinsured Policies, in each case, that are not otherwise expressly covered by this Agreement.

ARTICLE XV
TAXES

Section 15.01 Taxes. No taxes, allowances, or other expenses will be paid by the Reinsurer to the Ceding Company for any Reinsured Policy, except as specifically referred to in this Agreement.

Section 15.02 DAC Tax Election.

(a) The Ceding Company and the Reinsurer agree to elect, pursuant to U.S. Treasury Regulations Section 1.848-2(g)(8), to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), (the "DAC Tax Election").

(b) This DAC Tax Election will be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect, and each party agrees that is will take no action to revoke such DAC Tax Election.

(c) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(d) The parties agree to sign the DAC Tax Election in the format provided in Schedule VI upon the execution of this Agreement.

(e) The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. If requested, the Ceding Company will provide supporting information reasonably requested by the Reinsurer. (The term "net consideration" means "net consideration" as defined in Regulation Section 1.848-2(f)).

(f) The Ceding Company and the Reinsurer will each attach a schedule to their respective federal income tax returns filed for the first taxable year for which this DAC Tax Election is effective, and each year thereafter. Such schedules will identity the Agreement as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.8482(g)(8) has been made.

(g) The Ceding Company and the Reinsurer represent and warrant that each is respectively subject to U.S. taxation under with the provision of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Code.

Section 15.03 US Taxpayer. Both the Ceding Company and the Reinsurer are U.S. taxpayers that are corporations for United States federal income tax purposes and are “United States persons” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

ARTICLE XVI
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 16.01 Representations and Warranties of the Ceding Company. The Ceding Company hereby represents and warrants to the Reinsurer, as of the Effective Date, as follows:

(a) Organization and Qualification. The Ceding Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nebraska and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.

(b) Authorization. The Ceding Company has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement. The execution and delivery by the Ceding Company of this Agreement, and the consummation by the Ceding Company of the transactions contemplated by, and the performance by the Ceding Company of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Ceding Company. This Agreement has been duly executed and delivered by the Ceding Company, and (assuming due authorization, execution and delivery by the Reinsurer) this Agreement constitutes the legal, valid and binding obligation of the Ceding Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.

(c) No Conflict. The execution, delivery and performance by the Ceding Company of, and the consummation by the Ceding Company of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Ceding Company, (ii) conflict with or violate any Law or Permit of any Governmental Entity applicable to the Ceding Company or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Ceding Company or any of its subsidiaries is a party or by which the Ceding Company or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.

(d) Factual Information Relating to the Reinsured Policies. To the knowledge of the Ceding Company, the information relating to the business reinsured under this Agreement and the Reinsured Policies that was supplied by or on behalf of the Ceding Company to the Reinsurer or any of the Reinsurer’s representatives in connection with this Agreement (such information, the “Factual Information”), as of the date supplied (or if later corrected or supplemented prior to the date hereof, as of the date corrected or supplemented), was complete and accurate in all material respects taken as a whole, as of the date of such information, provided that the Ceding Company makes no representation or warranty with respect to any projection, model, methodology, forecasting, analysis, assumption or estimate other than that the projections, models, methodologies, forecasts, analyses, assumptions or estimates on the basis of which such projection, model, methodology, forecasting, analysis, assumption or estimate were prepared (i) are reasonable and (ii) were prepared in good faith and in accordance with sound actuarial principles. The Ceding Company makes no representation or warranty as to the sufficiency or adequacy of any reserves or the future profitability of the Reinsured Policies. Any actuarial data included in the Factual Information was compiled in accordance with generally accepted actuarial principles in all material respects given the intended purpose at the time compiled. The Factual Information was compiled in a commercially reasonable manner given its intended purpose.

(e) Solvency. The Ceding Company is and will be Solvent on a statutory basis immediately after giving effect to this Agreement. For the purposes of this Section 16.01(e), “Solvent” means that: (i) the aggregate assets of the Ceding Company are greater than the aggregate liabilities of the Ceding Company, in each case determined in accordance with Nebraska SAP; (ii) the Ceding Company does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay such debts and other liabilities as they come due; and (iii) the Ceding Company is not engaged in a business or transaction, and does not contemplate engaging in a business or transaction, for which the Ceding Company’s assets would constitute unreasonably insufficient capital.

(f) Governmental Licenses. The Ceding Company has all Permits necessary to conduct its business as currently conducted and execute and deliver, and perform its obligations under, this Agreement, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement. All Permits that are material to the conduct of the Ceding Company’s business are valid and in full force and effect. The Ceding Company is not subject to any pending Action or, to the knowledge of the Ceding Company, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.

(g) Accounts. Each Account has been maintained in accordance with applicable Law. No plan of operations with respect to the Accounts was required to be filed and approved by any Governmental Entity.

Section 16.02 Covenants of the Ceding Company.

(a) Investigations. To the extent permitted by applicable Law, the Ceding Company shall promptly notify the Reinsurer, in writing, of any and all investigations of the Ceding Company conducted by any Governmental Entity commencing after the date hereof, other than routine State insurance department examinations that do not relate to the business reinsured pursuant to this Agreement or would not otherwise reasonably be expected to adversely affect the performance by the Ceding Company of its obligations under this Agreement.

(b) Statutory Accounting Principles. The Ceding Company shall prepare its financial statements as required by, and in accordance with, Nebraska SAP in all material respects.

(c) Existence; Conduct of Business. The Ceding Company shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business.

(d) Compliance with Law. The Ceding Company shall comply with all Laws applicable to, and all Permits issued by any Governmental Entity to, the Ceding Company or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations, or on the Reinsurer’s rights or obligations, under this Agreement.

(e) Governmental Notices. The Ceding Company shall provide the Reinsurer, within five (5) Business Days after receipt thereof, copies of any material written notice or report from any Governmental Entity with respect to the business reinsured under this Agreement and a written summary of any material oral communication with any Governmental Entity with respect to the business reinsured under this Agreement.

(f) Restrictions on Liens. The Ceding Company shall not create, incur, assume or suffer to exist any material liens on the assets in the ModCo Deposit or the Funds Withheld Account or on any interest therein or the proceeds thereof.

(g) Reliance. The Ceding Company hereby represents, warrants and covenants that it has not relied, and shall not rely, on any representation, warranty or statement or duty of the Reinsurer other than the representations and warranties contained in Section 16.03 and the covenants contained in Section 16.04. The Reinsurer makes no representations or warranties in connection herewith other than those contained in Section 16.03 and makes no covenants other than those contained in Section 16.04.

Section 16.03 Representations and Warranties of the Reinsurer. The Reinsurer hereby represents and warrants to the Ceding Company, as of the Effective Date, as follows:

(a) Organization and Qualification. The Reinsurer is a corporation duly incorporated, validly existing and in good standing under the Laws of Barbados and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.

(b) Authorization. The Reinsurer has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement. The execution and delivery by the Reinsurer of this Agreement, and the consummation by the Reinsurer of the transactions contemplated by, and the performance by the Reinsurer of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Reinsurer. This Agreement has been duly executed and delivered by the Reinsurer, and (assuming due authorization, execution and delivery by the Ceding Company) this Agreement constitutes the legal, valid and binding obligation of the Reinsurer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.

(c) No Conflict. The execution, delivery and performance by the Reinsurer of, and the consummation by the Reinsurer of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Reinsurer, (ii) conflict with or violate any Law or Permit of any Governmental Entity applicable to the Reinsurer or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Reinsurer or any of its subsidiaries is a party or by which the Reinsurer or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.

(d) Governmental Licenses. The Reinsurer has all Permits necessary to conduct its business as currently conducted and execute and deliver, and perform its obligations under, this Agreement, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement. All Permits that are material to the conduct of the Reinsurer’s business are valid and in full force and effect. The Reinsurer is not subject to any pending Action or, to the knowledge of the Reinsurer, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement. The Reinsurer is duly licensed as an authorized insurer in the Ceding Company’s state of domicile.

(e) Solvency. The Reinsurer is and will be Solvent on a statutory basis immediately after giving effect to this Agreement. For the purposes of this Section 16.03(e), “Solvent” means that: (i) the aggregate assets of the Reinsurer are greater than the aggregate liabilities of the Reinsurer, in each case determined in accordance with statutory accounting principles and practices prescribed or permitted for life insurance companies in its state of domicile by the insurance regulator in that state, consistently applied by the Reinsurer; (ii) the Reinsurer does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay such debts and other liabilities as they come due; and (iii) the Reinsurer is not engaged in a business or transaction, and does not contemplate engaging in a business or transaction, for which the Reinsurer’s assets would constitute unreasonably insufficient capital.

Section 16.04 Covenants of the Reinsurer.

(a) Investigations. To the extent permitted by applicable Law, the Reinsurer shall promptly notify the Ceding Company, in writing, of any and all investigations of the Reinsurer conducted by any Governmental Entity commencing after the date hereof, other than routine State insurance department examinations that do not relate to the business reinsured pursuant to this Agreement or would not otherwise reasonably be expected to adversely affect the performance by the Reinsurer of its obligations under this Agreement.

(b) Statutory Accounting Principles. The Reinsurer shall prepare its financial statements as required by, and in accordance with GAAP.

(c) Existence; Conduct of Business. The Reinsurer shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business.

(d) Compliance with Law. The Reinsurer shall comply with all Laws applicable to, and all Permits issued by any Governmental Entity to, the Reinsurer or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations, or on the Ceding Company’s rights or obligations, under this Agreement.

(e) Governmental Notices. The Reinsurer shall provide the Ceding Company, within five (5) Business Days after receipt thereof, copies of any written notice or report from any Governmental Entity with respect to the business reinsured under this Agreement and a written summary of any material oral communication with any Governmental Entity with respect to the business reinsured under this Agreement.

(f) Reliance. The Reinsurer hereby represents, warrants and covenants that it has not relied, and shall not rely, on any representation, warranty or statement or duty of the Ceding Company other than the representations and warranties contained in Section 16.01 and the covenants contained in Section 16.02. The Ceding Company makes no representations or warranties in connection herewith other than those contained in Section 16.01 and makes no covenants other than those contained in Section 16.02.

ARTICLE XVII
MISCELLANEOUS

Section 17.01 Currency. All payments due under this Agreement shall be made in U.S. Dollars.

Section 17.02 Interest. All amounts due and payable by the Ceding Company or the Reinsurer under this Agreement that remain unpaid for more than fifteen (15) calendar days from the date due hereunder will incur interest from the date due hereunder. Except as otherwise set forth in this Agreement, such interest shall accrue at a rate equal to twelve percent (12%) per annum, calculated on a 30/360 basis.

Section 17.03 Right of Setoff and Recoupment.

(a) Each of the Ceding Company and the Reinsurer shall have, and may exercise at any time and from time to time, the right to setoff or recoup any balance or balances, whether on account of Reinsurance Premiums, allowances, credits, Reinsured Liabilities or otherwise, due from one party to the other under this Agreement and may setoff or recoup such balance or balances against any balance or balances due to the former from the latter under this Agreement.

(b) The parties’ setoff rights may be enforced notwithstanding any other provision of this Agreement including the provisions of Article XIV.

Section 17.04 No Third-Party Beneficiaries. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer. The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary, or assignee of any insurance policy of the Ceding Company. In addition, nothing expressed or implied in this Agreement is intended to or shall confer remedies, obligations or liabilities upon any Person other than the parties hereto and their respective administrators, successors, legal representatives and permitted assigns or relieve or discharge the obligation or liability of any third party to any party to this Agreement.

Section 17.05 Amendment. This Agreement may not be changed or modified or in any way amended except by a written instrument duly executed by the proper officers of both parties to this Agreement, and any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and duly executed by the proper officers of both parties to this Agreement.

Section 17.06 Notices.

(a) All demands, notices, reports and other communications provided for herein shall be delivered by the following means: (i) hand-delivery; (ii) overnight courier service (e.g., FedEx, Airborne Express, or DHL); (iii) registered or certified U.S. mail, postage prepaid and return receipt requested; or (iv) facsimile transmission or e-mail; provided, that the fax or e-mail is confirmed by delivery using one of the three (3) methods identified in clauses (i) through (iii). All such demands, notices, reports and other communications shall be delivered to the parties as follows:

if to the Ceding Company:

American Life & Security Corp.
2900 S. 70th Street
Suite 400
Lincoln, NE 68506
Attn: Michael Salem and Mike Minnich
Tel: (917) 678-8553 and (917) 257-6314
Email: [Redacted]

if to the Reinsurer:

Ironbound Reinsurance Company Limited
c/o Centurion Assurance Services
Limegrove Lifestyle Centre
Holetown, St. James, Barbados
Attn: Kyle Rudder
Tel: 246-537-0102
Email: [Redacted]

With a copy to the Investment Manager:

1505 Capital LLC
100 Wall Street, 28th Floor
New York, NY 10005
Attn: Richard Vecchiolla
Tel: (917) 993-0895
Email: [Redacted]

(b) Either party hereto may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 17.06.

(c) If either party hereto becomes aware of any change in applicable Law restricting the transmission of notices or other information in accordance with the foregoing, such party shall notify the other party hereto of such change in Law and such resulting restriction.

Section 17.07 Consent to Jurisdiction. Subject to the terms and conditions of Article XIII, each party hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any United States court sitting in Nebraska and of any Nebraska state court for purposes of all legal proceedings arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect thereof. In any action, suit or other proceeding, each party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereto also agrees that any final and nonappealable judgment against a party in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each party hereto agrees that any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered, sent or mailed in accordance with Section 17.06, constitute good, proper and sufficient service thereof. This Section 17.07 is not intended to conflict with or override Article XIII.

Section 17.08 Service of Process. The Reinsurer hereby designates the CT Corporation as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. A copy of any such process shall be delivered to the Reinsurer in accordance with Section 17.06. This Section is not intended to conflict with or override Article XIII.

Section 17.09 Inspection of Records.

(a) Upon giving at least five (5) Business Days’ prior written notice, the Reinsurer, or its duly authorized representatives, will have the right to audit, examine and copy, electronically or during regular business hours, at the home office of the Ceding Company, any and all books, records, statements, correspondence, reports, and other documents that relate to the Reinsured Policies, the assets maintained in the Funds Withheld Account, the assets maintained in the ModCo Deposit or this Agreement, subject to the confidentiality provisions contained in this Agreement and preservation of attorney-client privilege. In the event the Reinsurer exercises its inspection rights, the Ceding Company must provide a reasonable work space for such audit, examination or copying, cooperate fully and faithfully, and produce any and all materials reasonably requested to be produced, subject to confidentiality provisions contained in this Agreement. The expenses related to any two (2) such inspections in any calendar year shall be borne by the Ceding Company; provided, that if any breach of this Agreement by the Ceding Company has occurred, the expenses relating to all such inspections shall be borne by the Ceding Company.

(b) The Reinsurer’s right of access as specified above will survive until all of the Reinsurer’s obligations under this Agreement have terminated or been fully discharged.

Section 17.10 Confidentiality.

(a) The parties will keep confidential and not disclose or make competitive use of any shared Proprietary Information, as defined below, unless:

(i) The information becomes publicly available or is obtained other than through unauthorized disclosure by the party seeking to disclose or use such information;

(ii) The information is independently developed by the recipient; or

(iii) The disclosure is required by Law; provided, that, if applicable, the party required to make such disclosure will allow the other party to seek an appropriate protective order.

“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, agent lists and premium rates and allowances of the Reinsurer and the Ceding Company, but shall not include the existence of this Agreement and the identity of the parties. Additionally, Proprietary Information may be shared by either party on a need-to-know basis with its officers, directors, employees, Affiliates, third-party service providers, auditors, consultants or retrocessionaires, or in connection with the dispute process specified in this Agreement.

(b) Except as embedded in records during an audit as set forth in 17.09, the Ceding Company shall not provide to the Reinsurer, and the Reinsurer shall have no right to access, any Non-Public Personal Information except to the extent (i) necessary for purposes of administration of this Agreement and (ii) requested in writing by a duly authorized representative of the Reinsurer. The Reinsurer and its representatives and service providers will protect the confidentiality and security of Non-Public Personal Information (as defined below) provided to it hereunder by:

(i) holding all Non-Public Personal Information in strict confidence;

(ii) maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information; and

(iii) disclosing and using Non-Public Personal Information received under this Agreement solely for purposes of carrying out the Reinsurer’s obligations under this Agreement, for purposes of retrocession (provided that the retrocessionaire has agreed to maintain the confidentiality of such Non-Public Personal Information to the same extent as the Reinsurer hereunder), or as may be required or permitted by Law, in each case solely to the extent permitted by Law.

“Non-Public Personal Information” is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Ceding Company, and their representatives, that is not publicly available. Non-Public Personal Information does not include de-identified personal data, i.e., information that does not identify, or could not reasonably be associated with, an individual.

Section 17.11 Successors. This Agreement will be binding upon the parties hereto and their respective successors and assigns including any Authorized Representative of either party. Neither party may effect any novation or assignment of this Agreement without the prior written consent of the other party and the Nebraska Department of Insurance.

Section 17.12 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement. There are no understandings between the parties other than as expressed in this Agreement and the Exhibits hereto. In the event of any express conflict between this Agreement and the Exhibits hereto, the Exhibits hereto will control.

Section 17.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 17.14 Construction. This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party. This Agreement is between sophisticated parties, each of which has reviewed this Agreement and is fully knowledgeable about its terms and conditions.

Section 17.15 Non-Waiver. Neither the failure nor any delay on the part of the Ceding Company or the Reinsurer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the further exercise of that right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. No waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence. No prior transaction or dealing between the parties will establish any custom, usage or precedent waiving or modifying any provision of this Agreement. No waiver shall be effective unless it is in writing and signed by the party granting the waiver.

Section 17.16 Further Assurances. From time to time, as and when requested by a party hereto, the other party hereto shall execute and deliver all such documents and instruments and shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 17.17 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Nebraska without giving effect to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.

Section 17.18 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party. Each party hereto may deliver its signed counterpart of this Agreement to the other party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart. When this Agreement has been fully executed by the Ceding Company and the Reinsurer, it will become effective as of the Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the Effective Date.

AMERICAN LIFE & SECURITY CORP.

By:	/s/ Mark A. Oliver
Name: Mark A. Oliver
Title: Vice President

IRONBOUND REINSURANCE COMPANY LIMITED

By:	/s/ Andrew C. Ferreira
Name: Andrew C. Ferreira
Title: Director